UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 13, 2005

TriQuint Semiconductor, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22660	95-3654013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 N.E. Brookwood Parkway
Hillsboro, Oregon  97124

(Address of principal executive offices, including zip code)

(503) 615-9000
(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets

On July 13, 2005, TriQuint Optoelectronics, a wholly-owned subsidiary of TriQuint Semiconductor, Inc. (the “Company”), completed the sale of the land, building and related facilities previously occupied by its optoelectronic operations in Breinigsville, Pennsylvania to Hamilton TEK Partners, L.P. (“Hamilton”) (the “Facility Sale”). The Company previously completed the sale of its optoelectronics operations that occupied the facility to CyOptics, Inc. (“CyOptics”) on April 29, 2005.

In association with the sale of the Company’s optoelectronics operations, the Company had executed a lease agreement with respect to approximately 90,000 square feet of the 849,000 square foot facility to CyOptics as tenant with terms acceptable to Hamilton. In association with the Facility Sale, the Company assigned the lease to Hamilton as the new landlord at the time of the closing of the Facility Sale and will guarantee the base rent due from CyOptics to Hamilton under the initial two year lease term. The facility was sold for $9.3 million in cash, less commissions, fees, and other costs to sell the facility. The Facility Sale resulted in a net gain of approximately $0.4 million, including a reserve for the Company’s lease guarantee, and will be reported in the third quarter of 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIQUINT SEMICONDUCTOR, INC.

By:	/s/ Stephanie J. Welty
Stephanie J. Welty
Chief Financial Officer

Date:  July 18, 2005